As filed with the Securities and Exchange Commission on March 7, 2014

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TEEKAY TANKERS LTD.

(Exact name of Registrant as specified in its charter)

Republic of the Marshall Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4th Floor, Belvedere Building

69 Pitts Bay Road,

Hamilton, HM 08, Bermuda

Telephone: (441) 298-2530

(Address of principal executive offices, including zip code)

TEEKAY TANKERS LTD. 2007 LONG-TERM INCENTIVE PLAN

(Full title of the plans)

Watson, Farley & Williams LLP

Attn: Daniel C. Rodgers

1133 Avenue of the Americas

New York, New York 10036

Telephone: (212) 922-2200

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Perkins Coie LLP

David S. Matheson

Danielle Benderly

1120 N.W. Couch Street, 10th Floor

Portland, Oregon 97209

Telephone: (503) 727-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Number to Be Registered(1)	Proposed Maximum Offering Price(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Class A Common Stock, par value $0.01 per share, issuable under the Teekay Tankers Ltd. 2007 Long-Term Incentive Plan	3,000,000	$4.59	$13,770,000	$1,773.58

(1)	Includes an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to such employee benefit plans as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) or 457(h)(1) under the Securities Act of 1933, as amended, based on the average of the high ($4.70) and low ($4.48) sales prices for the Common Stock on March 5, 2014, as reported for such date on the New York Stock Exchange.
(3)	The amount of the Registration Fee was calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, which provides that the fee shall be $128.80 per $1,000,000 of the proposed maximum aggregate offering price of the securities proposed to be registered.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a) Annual Report of Teekay Tankers Ltd. (the “Registrant”) on Form 20-F for the year ended December 31, 2012, which contains audited consolidated financial statements of the Registrant;

(b) Reports of the Registrant on Form 6-K filed with the Commission on May 6, 2013, June 4, 2013, and September 17, 2013;

(c) The description of the Registrant’s Class A Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on December 3, 2007, under Section 12(b) of the Securities Exchange Act of 1934, as amended, including any amendments or reports filed for the purpose of updating such description; and

(d) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the period covered by the Annual Report on Form 20-F referenced above.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Registrant is a Marshall Islands corporation. The Marshall Islands Business Corporations Act (“MIBCA”) provides that a Marshall Islands corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

A Marshall Islands corporation also has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

To the extent that a director or officer of a Marshall Islands corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding paragraphs, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in the MIBCA.

In addition, a Marshall Islands corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of the MIBCA.

The Registrant’s articles of incorporation also provide that the Registrant must indemnify the Registrant’s directors and officers to the fullest extent permitted by law. The Registrant is also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to the Registrant’s directors and offices and to carry directors’ and officers’ insurance providing indemnification for the Registrant’s directors and officers for some liabilities.

The Registrant maintains a directors’ and officers’ liability insurance policy that, subject to the limitations and exclusions stated therein, covers the Registrant’s officers and directors for certain actions or inactions that they may take or omit in their capacities as officers and directors of the Registrant.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description

5.1	Opinion of Watson, Farley & Williams LLP regarding legality of the Common Stock being registered

23.1	Consent of KPMG LLP, Chartered Accountants

23.3	Consent of Watson, Farley & Williams LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Teekay Tankers Ltd. 2007 Long-Term Incentive Plan

Item 9.	Undertakings

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(b)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

(c)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (A)(1)(a) and (A)(1)(b) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on March 7, 2014.

TEEKAY TANKERS LTD.

By:	/s/ Vincent Lok
Vincent Lok
Chief Financial Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Bruce Chan and Vincent Lok, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitute or substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on March 7, 2014.

Signature	Title

/s/ Bruce Chan Bruce Chan	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Vincent Lok Vincent Lok	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Arthur Bensler Arthur Bensler	Director and Chairman of the Board

/s/ Richard J. F. Bronks Richard J. F. Bronks	Director

/s/ William Lawes William Lawes	Director

/s/ Bjorn Moller Bjorn Moller	Director

/s/ Richard T. du Moulin Richard T. du Moulin	Director

/s/ Peter Evensen Peter Evensen	Authorized Representative in the United States

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Watson, Farley & Williams LLP regarding legality of the Common Stock being registered

23.1	Consent of KPMG LLP, Chartered Accountants

23.3	Consent of Watson, Farley & Williams LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Teekay Tankers Ltd. 2007 Long-Term Incentive Plan